Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Lake Shore Bancorp, Inc. and subsidiary of our report dated March 22, 2024, relating to the consolidated financial statements as of December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania

March 14, 2025